EXHIBIT 99.1

ENGlobal Awarded EPC Agreement From Georgia-Pacific Chemicals

Fast Track Project With Dual-Segment Participation

HOUSTON, July 6, 2011 (GLOBE NEWSWIRE) -- ENGlobal (Nasdaq:ENG), a leading provider of engineering and related project services, announced today that it has been awarded an engineering, procurement, and construction services agreement from Georgia-Pacific Chemicals LLC ("GP Chemicals"), a leading chemical manufacturer. The work will be specific to the GP Chemicals Lufkin, Texas processing facility.

The contract scope includes prioritizing and performing engineering and detail design support services for various plant systems. GP Chemicals has directed ENGlobal to evaluate equipment, data availability and delivery, as well as required unit start-up and commissioning dates. It is anticipated that ENGlobal's procurement responsibilities will include managing the overall purchasing process, including preparing requests for proposal (RFP) documents, evaluating commercial and technical terms, purchasing equipment, and managing purchase orders and contracts, among other services.

ENGlobal is expected to provide its engineering and procurement services on a time-and-material basis, while the construction management services, including contract administration and construction oversight, will be performed on a lump sum basis. Upon completion of the contracted services, which is scheduled to occur in the third quarter of 2011, GP Chemicals construction and commissioning activities will be more streamlined and efficient. For competitive reasons, additional terms and financial metrics of the award were not disclosed.

Edward L. Pagano, Chief Executive Officer of ENGlobal, said: "We are especially pleased to announce this significant award from Georgia-Pacific Chemicals, which demonstrates a successful cross-selling initiative between our Automation and Engineering & Construction segments. In addition, this award achieves one of our Markets Strategy initiatives, which is to provide multiple services across our core client base."

Mr. Pagano continued: "As a mid-sized engineering and construction firm, ENGlobal can provide a collaborative partnership with our clients, allowing them to tap into the expertise they need in an extremely efficient way. We continue to help our customers accomplish their goals by proactively identifying and executing on opportunities to expedite projects, a service which is essential for resource management and project success."

About Georgia-Pacific Chemicals LLC

Georgia-Pacific Chemicals LLC, a wholly-owned subsidiary of Georgia-Pacific LLC, is a leading global performance manufacturer and supplier of chemicals for the building products, paper, plant nutrition, mining, oilfield, and specialty application markets, including a portfolio of pine chemical derivatives. It operates chemical facilities in the United States, Argentina, Brazil and Chile, with joint ventures in China, India and South Africa. For additional information, please visit www.gp.com/chemical.

About ENGlobal

ENGlobal (Nasdaq:ENG), founded in 1985, is a provider of engineering and related project services principally to the energy sector throughout the United States and internationally. ENGlobal operates through three business segments: Engineering & Construction, Field Solutions and Automation. The Engineering & Construction segment provides consulting services relating to the development, management and execution of projects requiring professional engineering as well as inspection, construction management, mechanical integrity, field support, quality assurance and plant asset management. ENGlobal's Field Solutions segment provides project management and staffing for right-of-way and site acquisition, permitting, regulatory, and legislative outreach. The Automation segment provides services related to the design, fabrication and implementation of process distributed control and analyzer systems, advanced automation, information technology, cyber security and heat tracing projects. ENGlobal has approximately 2,100 employees in 15 offices and 9 cities. Further information about the Company and its businesses is available at www.ENGlobal.com.

Safe Harbor for Forward-Looking Statements

The statements above regarding the Company's expectations regarding its new contract and certain other matters discussed in this press release may constitute forward-looking statements within the meaning of the federal securities laws and are subject to risks and uncertainties including, but not limited to: (1) our successful execution of the project award discussed in this press release and our receipt of prompt payment for the services we render to our client; (2)  our ability to increase or replace our line of credit; (3) our ability to respond appropriately to the current worldwide economic situation and the resulting changes in demand for our services and competitive pricing pressure; (4) our ability to achieve our business strategy while effectively managing costs and expenses; (5) our ability to collect accounts receivable in a timely manner; (6) our ability win new projects that we can perform on a profitable basis; (7) our ability to accurately estimate costs and fees on fixed-price contracts; (8) the profitability of our other agreements; (9) the effect of changes in laws and regulations with which the Company must comply and the associated costs of compliance with such laws and regulations, either currently or in the future, as applicable; (10) the effect of changes in the price of oil; (11) the effect of changes in accounting policies and practices as may be adopted by regulatory agencies, as well as by the FASB; (12) the effect of changes in our competitive position within our market in view of, among other things, increasing consolidation currently taking place among our competitors. Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors detailed from time to time in ENGlobal's filings with the Securities and Exchange Commission. In addition, reference is hereby made to cautionary statements set forth in the Company's most recent reports on Form 10-K and 10-Q, and other SEC filings.

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CONTACT: Natalie S. Hairston
         (281) 878-1000
         ir@ENGlobal.com